Exhibit 10.2

MAXAR TECHNOLOGIES INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) between Daniel L. Jablonsky (“Executive”) and Maxar Technologies Inc. (together with any successor thereto, the “Company”, and together with Executive, the “Parties”) is entered into effective as of September 7, 2022 (the “Effective Date”).  This Agreement supersedes in its entirety that certain Employment Agreement by and between Executive and the Company dated as of  March 27, 2020 (the “Prior Agreement”).

Recitals

A.	The Company desires to assure itself of the continued services of Executive by engaging Executive to perform services as an employee of the Company under the terms of this Agreement;
B.	Executive desires to provide continued services to the Company on the terms provided in this Agreement; and
C.

The Parties desire to execute this Agreement to supersede in its entirety the Prior Agreement and to reflect certain changes to the terms and conditions of Executive’s employment effective as of the Effective Date.

Agreement

In consideration of the foregoing and the covenants and agreements set forth below, the Parties agree as follows:

1.	EMPLOYMENT.
(a)	General. The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.
(b)

Position and Duties.  Effective on the Effective Date, Executive:  (i) shall continue to serve as the Company’s President and Chief Executive Officer, with responsibilities, duties, and authority usual and customary for such position, subject to direction by the Company’s Board of Directors (the “Board”); (ii) shall continue to report solely and directly to the Board; and (iii) agrees to observe and comply with all written policies and rules of the Company, as adopted by the Company from time to time.  As of the Effective Date, Executive shall continue to serve as a member of the Board.  At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s President and Chief Executive Officer.  If Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service beyond that specified in this Agreement; provided, that, the Company shall indemnify Executive and provide

Exhibit 10.2

Executive with directors’ and officers’ liability insurance for any such additional service on the same basis as provided for Executive’s service on behalf on behalf of the Company.

(c)

Performance of Executive’s Duties.  During Executive’s employment with the Company, and except for periods of illness, vacation, disability, or reasonable leaves of absence or as discussed in Section 1(e), Executive shall devote substantially all of Executive’s working time and attention to the business and affairs of the Company pursuant to the general direction of the Board.  The rights of Executive under this Agreement shall not be affected by any change in the title, duties, or capacity of Executive during Executive’s employment with the Company.

(d)	Principal Office. Executive will work principally at the Company’s headquarters located in Westminster, Colorado.
(e)

Exclusivity.  Nothing in this Agreement prevents Executive from engaging in additional activities in connection with personal investments and charitable and community affairs.  Executive may also serve as a member of the board of directors or board of advisors of one other organization provided (i) such organization is not a competitor of the Company; (ii) Executive receives prior written approval from the Board, which approval shall not be unreasonably withheld; and (iii) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the terms of that certain Confidentiality Agreement (as defined below) or otherwise violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.

2.	TERM. The term under this agreement (the “Term”) shall commence on the effective date and shall end on the date this agreement is terminated.
3.	COMPENSATION AND RELATED MATTERS.
(a)

Base Salary.  As of  the Effective Date, Executive’s base salary is at the rate of $975,000 per year (as may be adjusted from time to time, the “Base Salary”).  Executive’s Base Salary, subject to withholdings and deductions, shall be paid to Executive during the Term in accordance with the customary payroll practices and procedures of the Company.  Executive’s Base Salary shall be reviewed by the Board and/or the Compensation Committee of the Board at least annually during the Term, provided that Executive’s rate of Base Salary may not be decreased from the level then in effect.

(b)

Annual Bonus.  During the Term, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) targeted at 110% of Executive’s Base Salary, on such terms and conditions determined by the Board and/or the Compensation Committee of the Board.  The actual amount of any Annual Bonus (if any) will be determined in the discretion of the Board and/or the Compensation Committee of the Board and, except as specifically otherwise provided under Section 6, will be (a) subject to achievement of any applicable bonus objectives and/or conditions determined by the Board and/or the Compensation Committee of the Board, (b) subject to Executive’s

Exhibit 10.2

continued employment with the Company through the date of approval of the bonus amount by the Board and/or the Compensation Committee of the Board, and (c) payable to Executive during the year following the end of the applicable calendar year at the same time as annual bonuses for other Company executives are generally paid, but in no event later than March 15th of the year following the year to which such Annual Bonus relates.

(c)

Benefits; Indemnification and Insurance.  During the Term, Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans.  Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit.  Executive shall be covered under indemnification arrangements to the fullest extent permitted under applicable state law and the Company’s by-laws and shall participate in the Company’s directors’ and officers’ liability insurance policies at not less than the level provided for the Company’s other senior executive officers and directors.

(d)

Business Expenses.  During the Term, the Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policies and procedures as are in effect from time to time.

(e)	Vacation. During the Term, Executive will be entitled to vacation in accordance with the Company’s vacation policy.
4.

EQUITY AWARDS.  Following the Effective Date, Executive shall be eligible for such equity awards as may be determined by the Company, in its sole discretion, commensurate with Executive’s positions as President and Chief Executive Officer and after due consideration of any factors the Compensation Committee or the Board deems appropriate, including, the share availability under the Company’s equity incentive plan, the Company’s and/or the Executive’s performance, competitive market standards and grants made to other senior executives of the Company.

5.	TERMINATION.
(a)

At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.  This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.  It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6).  This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an

Exhibit 10.2

employee and may not be changed, except in an express writing signed by Executive and a duly-authorized officer of the Company.  If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any severance payments, benefits, award, or compensation other than as provided in this Agreement.

(b)

Notice of Termination.  During the Term, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party to the other Party specifying the Termination Date (as defined below).

(c)	Termination Date. For purposes of this Agreement, “Termination Date” means the date of the termination of Executive’s employment with the Company specified in a Notice of Termination.
(d)

Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

6.	CONSEQUENCES OF TERMINATION.
(a)

Payments of Accrued Obligations upon all Terminations of Employment.  Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within 30 days after Executive’s Termination Date (or such earlier date as may be required by applicable law):  (i) any unpaid portion of Executive’s Base Salary earned through Executive’s Termination Date; (ii) any expenses owed to Executive under Section 3; (iii) any accrued but unused paid time-off owed to Executive; (iv) any Annual Bonus approved by the Board and/or the Compensation Committee of the Board on or before the Termination Date but unpaid as of the Termination Date; and (v) any amount accrued and arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements.  Except as otherwise set forth in Sections 6(b) and (c), the payments and benefits described in this Section 6(a) shall be the only severance payments and benefits payable in the event of Executive’s termination of employment for any reason.

(b)

Severance Payments upon Covered Termination Outside a Change in Control Period.  If, during the Term, Executive experiences a Covered Termination outside a Change in Control Period (each as defined below), then in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a waiver and release of claims agreement in the form attached as Exhibit

Exhibit 10.2

A hereto (a “Release”) that becomes effective and irrevocable in accordance with Section 10(f), provide Executive with the following:

(i)

The Company shall pay to Executive an amount equal to 24 months of Executive’s then-current Base Salary payable, less applicable withholdings, in the form of salary continuation in regular installments over the 24 month period following the Termination Date in accordance with the Company’s normal payroll practices, with the first of such installments to commence on the first regular payroll date following the date the Release becomes effective and irrevocable in accordance with Section 10(f).

(ii)

The Company shall pay to Executive an amount equal to 2 times the target Annual Bonus then in effect, payable, less applicable withholdings, in equal installments over the 24 month period following the Termination Date at the same time salary continuation is provided in Section 6(b)(i) above (the severance payments in Section 6(b)(i) above and this Section 6(b)(ii), the “Non-CIC Severance”).  The Company shall also pay to Executive the actual Annual Bonus, if any, that Executive would have earned had Executive remained employed through the end of the calendar year in which Termination Date occurs, as determined in the discretion of the Board and/or the Compensation Committee of the Board in good faith, prorated for the portion of the calendar year completed as of the Termination Date.  If and to the extent earned, such payment shall be paid at the same time annual bonuses are paid generally to other executives of the Company for the relevant year, less applicable withholdings, but in no event later than March 15th of the year immediately following that in which the Termination Date occurs.

(iii)

Any Company equity awards held by Executive and outstanding as of the Termination Date shall continue to vest during the 12 month period following the Termination Date in accordance with their original vesting schedules as if Executive had remained employed by the Company through such date.

In the event that Executive is entitled to continued vesting of all or part of his equity awards pursuant to this Section 6(b)(iii) or pursuant to Section 6(d)(ii), then (subject to the satisfaction of the applicable Release requirement) the continued vesting required under the terms of such provision shall be given effect as follows: (i) each such outstanding equity award subject to performance-based vesting corresponding to any performance period that is scheduled to end within the applicable period of such continued vesting shall remain outstanding and shall vest as of the end of such performance period if and to the extent the award would be eligible to vest based on performance for that performance period; (ii) any such performance-based award corresponding to any performance period that is scheduled to end after the applicable period of such continued vesting shall remain outstanding and shall vest on a pro-rated basis as of the end of such performance period if and to the extent the award is eligible to vest based on performance for that performance period, with the proration based on (A) the number of days elapsed in the period commencing on the date of grant of the award through the end of the continued vesting period, divided by (B) the total number of days

Exhibit 10.2

measured from the date of grant of the award through the end of the performance period (disregarding any early measurement date under the award terms); and (iii) any other award (including restricted stock, stock options and stock units subject to only time/service-based vesting conditions, and including performance-based awards that are outstanding and eligible to vest based on performance for any Performance Period that ended on or before the Termination Date) shall vest as of the Termination Date.  Any portion of an award that becomes vested pursuant to this paragraph shall be settled not later than March 1 of the calendar year following the year in which such vesting date occurs, subject to Section 10.

(iv)

During the period commencing on the Termination Date and ending on the 24-month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “Non-CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Termination Date; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases before the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A 1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the Non-CIC COBRA Period (or remaining portion thereof).

(v)

Executive shall be entitled to receive the “executive package” (or similar services as determined in the Company’s sole discretion) of outplacement services at the Company’s cost through an outplacement firm designated by the Company.

(c)

Severance Payments upon Covered Termination During a Change in Control Period.  If, during the Term, Executive experiences a Covered Termination during a Change in Control Period, then, in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 10(f), provide Executive with the following:

(i)

The Company shall pay to Executive an amount equal to 2.99 times the sum of (A) Executive’s then-current Base Salary plus (B) Executive’s target Annual Bonus for the year of termination (the amounts in clauses (A) and (B), the “Change in Control Severance”).  Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date

Exhibit 10.2

following the date the Release becomes effective and irrevocable in accordance with Section 10(f) provided, that, if the Covered Termination occurs during the Three Month Period (as defined below), the amount of the Change in Control Severance equal to the Non-CIC Severance shall be paid over the same time period as the Non-CIC Severance would have been paid, and any amount of the Change in Control Severance in excess of the Non-CIC Severance shall be paid in a single lump sum cash payment as described above (or, if the first payroll date following the date the Release became effective and irrevocable in accordance with Section 19(f) occurred on or prior to the date of the Change in Control, the lump sum payment shall be paid on the first payroll date following the date of the Change in Control subject in Section 10 below).

(ii)

During the period commencing on the Termination Date and ending on the 36-month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Termination Date; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases before the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A 1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof).

(iii)

Each outstanding and unvested equity award, including, without limitation, each restricted stock, stock option, restricted stock unit, performance stock unit, and stock appreciation right, granted by the Company and held by Executive shall automatically become vested and, if applicable, exercisable, and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, with respect to one hundred percent (100%) of the shares subject thereto, as of immediately prior to the Termination Date (or, if later, immediately prior to the Change in Control).  Except to the extent otherwise specified in an applicable award agreement that may be entered into after the Effective Date, which provision in the applicable award agreement shall control, for purposes of this Section 6(c)(iii) each such outstanding equity award subject to performance-based vesting will be deemed earned (as to any open and unsatisfied performance-based vesting conditions) at the greater of (i) the target number of shares subject to such portion of the award or (ii) the number of shares subject to such portion of the award that would vest based on actual achievement as of the Termination Date (or, if later, as of the Change in

Exhibit 10.2

Control) (to the extent measurable).  For avoidance of doubt, the preceding sentence and Section 9(a) shall apply to any awards granted to Executive by the Company prior to the Effective Date, and any such awards are hereby amended as of the Effective Date to the extent necessary to give effect to the provisions of this Section 6(c)(iii) and Section 9(a).  If Executive’s Covered Termination occurs during the Three Month Period, any of Executive’s equity awards granted by the Company that purported to terminate in connection with the Covered Termination shall be reinstated as necessary to give effect to the provisions of this Section 6(c)(iii).

(iv)

Executive shall be entitled to receive the “executive package” (or similar services as determined in the Company’s sole discretion) of outplacement services at the Company’s cost through an outplacement firm designated by the Company.

(d)

Severance Payments upon Termination due to Death or Disability.  If, during the Term, Executive’s employment is terminated due to death or Disability, then, in addition to the payments and benefits described in Section 6(a), the Company shall subject to Executive’s (or his estate’s, as applicable) delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 10(f), provide Executive (or his estate, as applicable) with the following:

(i)

Executive’s actual Annual Bonus, if any, that Executive would have earned had Executive remained employed through the end of the calendar year in which Termination Date occurs, as determined in the discretion of the Board and/or the Compensation Committee of the Board in good faith, prorated for the portion of the calendar year completed as of the Termination Date.  If and to the extent earned, such payment shall be paid at the same time annual bonuses are paid generally to other executives of the Company for the relevant year, less applicable withholdings, but in no event later than March 15th of the year immediately following that in which the Termination Date occurs.

(ii)

Any Company equity awards held by Executive and outstanding as of the Termination Date shall continue to vest during the 12 month period following the Termination Date in accordance with their original vesting schedules as if Executive had remained employed by the Company through such date.

(e)

No Other Severance.  The provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company except as otherwise approved by the Board.

(f)

No Requirement to Mitigate; Survival.  Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.  Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

Exhibit 10.2

(g)	Certain Definitions. As used in this Agreement, the following terms have the following meanings:
1.

“Cause” means any one of the following:  (i) Executive’s conviction of a felony or a crime involving fraud or moral turpitude; (ii) Executive’s theft, material act of dishonesty or fraud, or intentional falsification of any employment or Company records; (iii) Executive’s intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control, including willful, material violation of a non-competition or confidentiality agreement with the Company or such successor; (iv) Executive’s willful failure to follow lawful instructions of the Board; or (v) Executive’s gross negligence or willful misconduct in the performance of Executive’s assigned duties.  Cause shall not include mere unsatisfactory performance in the achievement of Executive’s job objectives.  For purposes of this definition, conduct shall not be considered “willful” unless done, or omitted to be done, not in good faith and without a reasonable belief that the conduct (or lack thereof) was in the best interests of the Company.  Notwithstanding the foregoing, if a cure of the circumstances constituting Cause is reasonably possible in the circumstances, a termination shall not be deemed to be for Cause unless (x) the Company notifies Executive in writing of the circumstances constituting Cause, and (y) Executive does not reasonably cure such circumstances within 30 days after such notice is provided; provided that the Company shall not be required to give multiple notices of the same or substantially similar circumstances.  Executive shall not be terminated for Cause prior to being provided an opportunity to be heard before the Board (with the right to have his counsel present).

2.

“Change in Control” means any of the following:  (i) the acquisition by any person or group of affiliated or associated persons (including pursuant to consummation of a merger) of more than 50% of the outstanding capital stock of the Company or voting securities representing more than 50% of the total voting power of outstanding securities of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company to a third party; (iii) the consummation of any merger involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company, as applicable, immediately before such merger; (iv) the Incumbent Directors cease for any reason to constitute a majority of the Board; or (v) the date which is 10 business days prior to the completion of a liquidation or dissolution of the Company.  For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Change in Control” if:  (x) its sole purpose is to change the state of the Company’s incorporation; (y) its sole purpose is to create a holding company that will be owned in substantially the same

Exhibit 10.2

proportions by the persons who held the Company’s securities immediately before such transaction; or (z) it is effected primarily for the purpose of financing the Company with cash (as determined by the Board without regard to whether such transaction is effectuated by a merger, equity financing, or otherwise).  Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A 3(i)(5).

3.	“Change in Control Period” means the period of time commencing three months before a Change in Control (the “Three Month Period”) and ending 12 months after such Change in Control.
4.

“Covered Termination” means the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, and does not include a termination due to Executive’s death or disability.

5.

“Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits; provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time.  The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.  At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s positions hereunder for a total of six (6) during any rolling twelve (12)-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.

6.

“Good Reason” means any one of the following actions taken by the Company without Executive’s express written consent:  (i) a reduction in Executive’s Base Salary or target Annual Bonus; (ii) a material diminution in Executive’s title, duties, authorities, reporting or responsibilities from those in effect on the Effective Date (it being understood that Executive’s obligation to report to the Board and the Board’s exercise of its final authority over Company matters shall not give rise to any such claim of diminution), including failure to renominate Executive to the Board upon expiration of any term of service or removal of Executive from the Board; (iii) the relocation of Executive’s primary work location to a facility or location that increases Executive’s one-way commute by more than 35 miles from Executive’s primary work location as of immediately prior to such change; (iv) a material

Exhibit 10.2

breach of this Agreement or any Company equity award agreement; or (v) failure of any successor to the Company to expressly agree to assume and honor the terms the terms of this Agreement, provided, that an action shall not constitute Good Reason unless (1) Executive first provides the Company with written notice of the condition giving rise to Good Reason within 60 days of Executive’s knowledge of its initial occurrence, (2) the Company or the successor company fails to cure such condition within 30 days after receiving such written notice (the “Cure Period”), and (3) Executive’s resignation based on such Good Reason is effective within 60 days after the expiration of the Cure Period.

7.

“Incumbent Directors” means for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who has entered into an agreement with the Company to effect a Change in Control as otherwise defined herein) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved.  No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

7.

ASSIGNMENT AND SUCCESSORS.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.

8.	MISCELLANEOUS PROVISIONS.
(a)

Confidentiality Agreement.  Nothing in this Agreement affects Executive’s continuing obligations under the Employee Proprietary Information, Invention and Non-Competition Agreement by and between Executive and the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive the termination of this Agreement and Executive’s employment with the Company for the applicable period(s) set forth therein.  Notwithstanding the foregoing, in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

Exhibit 10.2

(b)

Governing Law.  This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Colorado, without giving effect to any principles of conflicts of law, whether of the State of Colorado or any other jurisdiction, that would result in the application of the laws of any other jurisdiction, and where applicable, the laws of the United States.

(c)

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile shall be deemed effective for all purposes.

(d)

Entire Agreement.  The terms of this Agreement, together with the Confidentiality Agreement, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company or its affiliates, including without limitation, Executive’s Employment Term Sheet with DigitalGlobe, Inc. dated October 5, 2017, the Severance Protection Agreement between Executive and DigitalGlobe, Inc. dated December 19, 2016, the Employment Agreement between the Parties dated January 13, 2019 and the Prior Agreement.  The Parties further intend that this Agreement, together with the Confidentiality Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement or the Confidentiality Agreement.  Notwithstanding the foregoing, in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

(e)

Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(f)

Dispute Resolution.  To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved be resolved solely and exclusively by final and binding arbitration held in Denver, Colorado through JAMS in conformity with Colorado law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/.  The arbitrator shall:  (a) provide adequate discovery for the

Exhibit 10.2

resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The Company shall pay all fees and expenses of the arbitration proceeding.  In the event of a dispute between the Company and Executive following a Change in Control, the Company shall reimburse Executive for his attorneys’ fees and expenses if he has acted in good faith in connection with commencing or defending against such dispute process.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if Executive fails to comply with any of the obligations imposed on it under Section 8(a), and that in the event of any such failure, the Company may be irreparably damaged and may not have an adequate remedy at law.  The Company shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 8(a), Executive shall not raise the defense that there is an adequate remedy at law.  Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 8(f), they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration.  Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities.  Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

(g)

Enforcement.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(h)

Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(i)

Whistleblower Protections and Trade Secrets.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement or in the Confidentiality Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).  Furthermore, in

Exhibit 10.2

accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement:  (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

9.	CHANGE IN CONTROL PROVISIONS.
(a)

Treatment of Equity Awards on Change in Control.  Notwithstanding any provision in any Company equity incentive plan or award agreement to the contrary, if (i) a Change in Control occurs and (ii) any equity award granted by the Company to Executive that is then outstanding does not continue after the Change in Control to be an award with respect to publicly traded stock listed on the Nasdaq Global Market or the New York Stock Exchange, the then-unvested portion of such equity award shall fully vest immediately prior to the Change in Control, and such award shall be cancelled upon the Change in Control in exchange for the right to receive, for each share of the Company’s common stock subject to the award, the per-share consideration payable to the holders of the Company’s common stock generally in the transaction (less the per-share exercise price of the award in the case of options and similar awards).  Except to the extent otherwise specified in an applicable award agreement that may be entered into after the Effective Date, which provision in the applicable award agreement shall control, for purposes of this Section 9(a) each such outstanding equity award subject to performance-based vesting at the time of the Change in Control will be deemed earned (as to any open and unsatisfied performance-based vesting conditions) at the greater of (i) the target number of shares subject to such portion of the award or (ii) the number of shares subject to such portion of the award that would vest based on actual achievement as of the Change in Control (to the extent measurable).

(b)

Limitation on Payments.  Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the U.S. Internal Revenue Code (the “Code”) and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code.  A determination as to whether the Payment shall be reduced pursuant to this Agreement and the amount

Exhibit 10.2

of such reduction shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company (the “Firm”) at the Company’s expense.  The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive within fifteen (15) calendar days of the date of termination of Executive’s employment, if applicable, or such other time as reasonably requested by the Company or Executive, and if the Firm determines that no Excise Tax is payable by Executive with respect to any Payment, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment.  Unless Executive provides written notice to the Company within fifteen (15) calendar days of the delivery of the Determination to Executive that Executive disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and Executive.  Unless Executive elects a different order of reduction, any such election to be consistent with the requirements of Section 409A of the Code, to the extent that a reduction in payments or benefits is required pursuant to this Section 9(b), the Company shall reduce or eliminate amounts which are payable first from any cash severance and cash bonuses, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below).  Any election given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

10.	SECTION 409A.
(a)

General.  The Parties intend that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and any current or future Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Section 409A.  If the Company determines that any particular provision of this Agreement would cause Executive to incur any tax or interest under Section 409A, the Company and Executive shall take commercially reasonable efforts to reform such provision to the minimum extent reasonably appropriate to comply with or be exempt from Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.  To the extent that any provision of this Agreement is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without resulting in the imposition of a tax under Section 409A.

(b)

Separation from Service.  Notwithstanding anything to the contrary in this Agreement, any compensation or benefit payable under this Agreement that constitutes “nonqualified deferred compensation” under Section 409A and is designated under this

Exhibit 10.2

Agreement as payable upon Executive’s termination of employment with the Company shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”).

(c)

Specified Employee.  Notwithstanding anything to the contrary in this Agreement, if the Company determines at the time of Executive’s Separation from Service that Executive is a “specified employee” for purposes of Section 409A, then, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive before the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  On the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d)

Expense Reimbursements and In-Kind Benefits.  To the extent that any reimbursements payable under this Agreement are subject to Section 409A, any such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed, or in-kind benefits provided, in one year shall not affect the amount eligible for reimbursement, or in-kind benefits to be provided, in any subsequent year, and Executive’s right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)

Installments.  For purposes of Section 409A, Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(f)

Release.  Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release:

(i)

the Company shall deliver the Release to Executive within ten business days following Executive’s Termination Date, and the Company’s failure to deliver a Release before the expiration of such ten business day period shall constitute a waiver of any requirement to execute a Release;

(ii)

if Executive fails to execute the Release on or before the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release; and

Exhibit 10.2

(iii)

in any case where Executive’s Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release shall be made in the later taxable year.

The Company may modify the form of Release attached hereto from time to time prior to the occurrence of a Change in Control and prior to a Covered Termination (for example, and without limitation, to address changes in applicable law, rules and regulations), and any such updated form of Release shall replace the form attached as Exhibit A hereto upon its being provided by the Company to Executive in writing; provided that any such updated form of Release shall remain substantially similar to the form attached hereto as Exhibit A and shall not impose additional restrictive covenants on Executive.

For purposes of this Section 10(f), “Release Expiration Date” means the date that is 21 days following the date upon which the Company timely delivers the Release to Executive, or, if Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date.

To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 10(f), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 10(f)(iii), on the first payroll period to occur in the subsequent taxable year.

11.

EMPLOYEE ACKNOWLEDGEMENT.  Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the company other than those contained in writing herein, and has entered into this agreement freely based on Executive’s own judgment.

(signature page follows)

Exhibit 10.2

The Parties have executed this Agreement as of the date first set forth above.

MAXAR TECHNOLOGIES INC.

By:	/s/ Liz Andora
Name:	Liz Andora
Title:	SVP, Chief Human Resources Officer

EXECUTIVE

/s/ Daniel L. Jablonsky
Daniel L. Jablonsky

[Signature Page]

Exhibit 10.2

Exhibit A

RELEASE OF CLAIMS

This Release of Claims (“Release”) is entered into as of                               , 20      , between [                              ] (“Executive”) and Maxar Technologies Inc., a Delaware corporation (the “Company” and, together with Executive, the “Parties”), effective eight days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes his acceptance of this Release as provided in Paragraph 1(c), below.

1.Executive’s Release of the Company.  Executive agrees not to sue, or otherwise file any claim against, the Company or its parent companies, subsidiaries or affiliates, and any of their respective successors, assigns, directors, officers, managers, employees, attorneys, insurers, or agents, each in their respective capacities as such (collectively, the “Company Parties”), for any reason whatsoever based on anything that has occurred at any time up to and including the execution date of this Release as follows:

(a)On behalf of Executive and Executive’s executors, administrators, heirs and assigns, Executive hereby releases and forever discharge the Company Parties, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now have or may hereafter have against any of the Company Parties by reason of any matter, cause, or thing whatsoever from the beginning of time through and including the execution date of this Release, including, without limiting the generality of the foregoing:  any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by the Company or the separation thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment; any Claims of any kind that may be brought in any court or administrative agency; any Claims arising under the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit Reporting Act, Colorado Anti-Discrimination Act, Colorado Family Care Act, Colorado Wage Equality Regardless of Sex Act, Colorado Wage Transparency Act, Colorado military leave law, and Colorado payment of wages law, each of the foregoing as may have been amended, and any other federal, state, or local statute, regulation, ordinance, constitution, or order concerning labor or employment, termination of labor or employment, wages and benefits, retaliation, leaves of absence, or any other term or condition of employment; Claims for breach of contract; Claims for unfair business practices; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment,

Exhibit 10.2

retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)Notwithstanding the generality of the foregoing, Executive does not release any Claims that cannot be released as a matter of law including, without limitation, (i) Executive’s right to file for Colorado unemployment insurance benefits; (ii) Executive’s right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or retaliation with the Equal Employment Opportunity Commission, the Colorado Civil Rights Division or similar local agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that Executive hereby release Executive’s right to receive damages in any such proceeding brought by Executive or on Executive’s behalf, (iii) Executive’s right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation by such agency; or (iv) Executive’s right to make any disclosure that are protected under the whistleblower provisions of applicable law.  For the avoidance of doubt, Executive does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights.  Furthermore, Executive does not release hereby any rights that he may have relating to (i) indemnification by the Company or its affiliates under any indemnification agreement with the Company, the Company’s Bylaws (or similar governing document, or the bylaws or similar governing document of any subsidiary or other affiliate of the Company) or any applicable law; (ii) coverage under any applicable directors’ and officers’ or other third-party liability insurance; (iii) his vested accrued benefits under the Company’s respective benefits and compensation plans; (iv) his rights as a shareholder of the Company; (v) any severance payment entitlements to which Executive is specifically entitled to as of the date of termination pursuant to the Employment Agreement between Executive and the Company dated [_____________], and (v) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards.

(c)This Release is intended to be effective as a general release of and bar to each and every Claim hereinabove specified.  Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims.  Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that Executive later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected

Exhibit 10.2

at the time of executing this Release, may have materially affected its terms.  Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

(d)Executive acknowledges that the General Release of Claims set forth in Section 1(a) above includes a release of Claims under the Age Discrimination in Employment Act (the “ADEA Release”).  In accordance with the Older Workers Benefit Protection Act, Executive acknowledge as follows:

(i)Executive has been advised to consult an attorney of Executive’s choice before signing this Release and Executive either has so consulted with counsel or voluntarily decided not to consult with counsel;

(ii)Executive has been granted forty-five (45) days after Executive is presented with this Release to decide whether or not to sign it.  Executive agrees that such period shall not be extended due to any material or immaterial changes to the Release.  If Executive executes this Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waive the remainder of the forty-five (45) day period;

(iii)Executive has carefully reviewed and considered and fully understand the terms set forth in this Release, including all exhibits hereto; and

(iv)Executive has the right to revoke Executive’s ADEA Release within seven (7) calendar days of signing this Release.  If Executive wishes to revoke Executive’s ADEA Release, Executive must deliver written notice stating Executive’s intent to so revoke to [Carey Hicks, Director, Global HR Operations, Maxar, at 1300 W. 120th Avenue Westminster, CO 80234 or Carey.Hicks@digitalglobe.com], on or before 5:00 p.m. on the seventh (7th) day after the date on which Executive signs this Release.

2.Executive Representations.  Executive represents and warrants that:

(a)Executive has returned to the Company all Company property in Executive’s possession (other than any property that the Company has specifically permitted the Executive to keep following his termination date in writing, copies of Executive’s agreements with the Company, copies of applicable benefit plans, and Executive’s calendar and contacts);

(b)Executive is not owed wages, commissions, bonuses or other compensation, other than wages through the date of the termination of Executive’s employment and any accrued, unused vacation earned through such date[, other than as set forth in the Separation Agreement] and excluding items excluded from the release of Claims pursuant to Section 1(b) above;

(c)During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which Executive is

Exhibit 10.2

currently, reasonably aware for which Executive might be entitled to compensation pursuant to worker’s compensation law; and

(d)Executive has not initiated any adversarial proceedings of any kind against the Company or, in their capacities as such, against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.

3.Severability.  The provisions of this Release are severable.  If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

4.Choice of Law.  This Release shall in all respects be governed and construed in accordance with the laws of the State of Colorado, including all matters of construction, validity and performance, without regard to conflicts of law principles.

5.Integration Clause.  This Release [and the Separation Agreement] contain the Parties’ entire agreement with regard to the separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written.  This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and a duly authorized officer or director of the Company.

6.Execution in Counterparts.  This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document.  Facsimile signatures shall have the same force and effectiveness as original signatures.

7.Intent to be Bound.  The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

Exhibit 10.2

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

Executive	MAXAR TECHNOLOGIES, INC:

Name:	Name:

Title:	Title:

Date:	Date: